UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

March 31, 2006

_________________

Blue Holdings, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other Jurisdiction of Incorporation or Organization)

000-33297 (Commission File Number)	88-0450923 (IRS Employer Identification No.)

5804 E. Slauson Ave.,
Commerce, CA 90040
(Address of Principal Executive Offices and zip code)

(323) 725-5555
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[_]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.

        On March 31, 2006, Blue Holdings, Inc. (the “Registrant”) entered into a Letter of Intent with Global Fashion Group, SA (“Global Fashion Group”) to form a new joint venture company which will have a license to produce, manufacture and distribute apparel and accessories for the Registrant’s three principal brands, Antik Denim, Taverniti So Jeans and Yanuk, throughout Europe and other territories.

        The initial term of the license will be for two years, with automatic renewal for an additional three-year term if the joint venture achieves target net sales and is not in breach of the license. Under the terms of the Letter of Intent, the joint venture will pay to the Registrant a royalty of fifteen percent (15%) of all net sales of the licensed products and will pay guaranteed minimum royalties on an annual basis in the aggregate amount of EUR 13.4 million through 2010 assuming the license to the joint venture is renewed. The Letter of Intent provides for an upfront initial license fee of EUR 200,000.

        The Registrant will own one-half of the ownership interest in the joint venture and Global Fashion Group will own the remaining half. The joint venture will have a right of first refusal to license future brands developed by the Registrant and neither the joint venture nor Global Fashion Group will engage in competitive activities with respect to the products licensed to the joint venture during the term of the license.

        The Registrant issued a press release announcing its entry into the Letter of Intent. A copy of the press release is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01      Financial Statements and Exhibits.

(a)	Financial statements of business acquired. Not applicable.

(b)	Pro forma financial information. Not applicable.

(c)	Shell company transactions. Not applicable

(d)	Exhibits.

99.1	Press Release issued by the Registrant on April 3, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, Blue Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2006	BLUE HOLDINGS, INC. By: /s/ Patrick Chow _____________________________________ Patrick Chow, Chief Financial Officer and Secretary

EXHIBIT INDEX

EXHIBIT NUMBER 99.1	DESCRIPTION OF EXHIBIT Press Release issued by the Registrant on April 3, 2006.